EXHIBIT 23.2

                      [Consent of Wolf & Company, P.C.]


                        Independent Auditors' Consent


The Board of Directors
Mystic Financial, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8 of Mystic Financial, Inc., of our report dated July 24, 1998, except for note 15 as to which the date is August 6, 1998 on the consolidated balance sheets of Mystic Financial Inc., and subsidiary as of June 30, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1998, which report appears in the June 30, 1998 Annual Report on Form 10-K of Mystic Financial Inc.


                                       /s/ Wolf & Company, P.C.
                                           Wolf & Company, P.C.

Boston, Massachusetts
March 24, 1999